Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is dated as of September 21, 2012, among METHODE ELECTRONICS, INC., a Delaware corporation (the “Borrower”), each lender party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, and L/C Issuer.
WHEREAS, the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent and L/C Issuer are parties to that certain Amended and Restated Credit Agreement, dated as of February 25, 2011 (the “Existing Credit Agreement,” and as amended and modified by this Amendment and any future amendments, restatements, supplements and modifications thereto, the “Credit Agreement”) (terms defined in the Credit Agreement shall have the same respective meanings when used herein);
WHEREAS, the Borrower has requested that the Administrative Agent, the L/C Issuer and Lenders agree to amend the Credit Agreement in certain respects, all as more fully hereinafter set forth, and
WHEREAS, Administrative Agent, the L/C Issuer and the Lenders are willing amend and modify the Existing Credit Agreement (except as otherwise indicated herein), on the terms and conditions contained herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

AMENDMENT

1.01. Section 1.1 of the Credit Agreement is amended so that the definition of “Applicable Rate” shall be amended as follows:
“Applicable Rate” means from time to time, the following percentages per annum, based upon the Consolidated Debt to EBITDA Ratio as set forth below:

Applicable Rate
Pricing Level	Consolidated Debt to EBITDA Ratio	Commitment Fee	Eurocurrency Rate + Letters of Credit	Base Rate +
1	Greater than 2.00 to 1.00	0.4%	2%	1%
2	Greater than 1.00 to 1.00, but less than or equal to 2.00 to 1.00	0.3%	1.75%	0.75%
3	Less than or equal to 1.00 to 1.00	0.25%	1.5%	0.5%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Debt to EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the earlier of (a) the date that the Compliance Certificate for the fiscal quarter ending January 29, 2011 is delivered pursuant to Section 6.02(b), and (b) the date that the Compliance Certificate for the fiscal quarter ending January 29, 2011 is required to be delivered pursuant to Section 6.02(b) shall be determined based upon Pricing Level 3.
1.02. Section 1.1 of the Credit Agreement is amended so that the definition of “Fee Letter” shall be amended as follows:
“Fee Letter” means the fee letter dated February 25, 2011 between the Borrower and Bank of America, N.A., as Administrative Agent and LC Issuer.
1.03. Section 1.1 of the Credit Agreement is amended so that the definition of “Interest Period” shall be amended as follows:

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the scheduled Maturity Date.

1.04. Section 1.1 of the Credit Agreement is amended so that the definition of “Maturity Date” shall be amended as follows:

“Maturity Date” means (a) September 21, 2017, or (b) such earlier date upon which the Aggregate Commitments may be terminated in accordance with the terms hereof.

1.05. Section 1.1 of the Credit Agreement is amended so that the definition of “Non-Material Subsidiary” shall be amended to add the following sentence at the end of such definition:
Notwithstanding the foregoing, Eetrex Incorporated, a Colorado corporation, shall be deemed to be a Non-Material Subsidiary for so long as it is a Subsidiary of the Borrower that is not wholly-owned by the Borrower.
1.06 Section 1.1 of the Credit Agreement is amended to add a definition of “First Amendment Effective Date” as follows:

“First Amendment Effective Date” means September 21, 2012.
1.07. Section 2.14(a) of the Credit Agreement is amended to read in its entirety as follows:

(a)Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). It is acknowledged and agreed that the increase in the Aggregate Commitments effected by the First Amendment does not reduce the amount of increases the Borrower may from time to time request under this Section 2.14(a).

1.08. Section 5.13 of the Credit Agreement is amended to read in its entirety as follows:

5.13    Subsidiaries. As of the First Amendment Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the First Amendment Effective Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

1.09. Schedule 2.01 to the Credit Agreement is amended to read in its entirety as set forth in Schedule 2.01 hereto.

1.10. Schedule 5.13 to the Credit Agreement is amended to read in its entirety as set forth in Schedule 5.13 hereto.

1.11. Exhibit A to the Credit Agreement is amended to read in its entirety as set forth in Exhibit A hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
2.01. The representations and warranties of the Borrower set forth in Article V of the Credit Agreement are true and correct as of the date hereof as though made on the date hereof and as though applied to the Credit Agreement as amended by this Amendment (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.01, the representations and warranties contained in Section 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01 (a) and (b) of the Credit Agreement).

2.02. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

ARTICLE III

CONDITIONS PRECEDENT

This Amendment shall become effective upon receipt by the Administrative Agent of all of the following in form and substance satisfactory to the Administrative Agent:
3.01. counterparts of this Amendment and attached Reaffirmation and Acknowledgement (or an executed facsimile copy hereof and thereof), executed by the Borrower, the Administrative Agent, the Lenders and the Guarantors, respectively;

3.02. Notes executed by the Borrower in favor of each Lender requesting Notes, each in a principal amount equal to such Lender's Commitment (as amended by this Amendment);

3.03. such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, the Credit Agreement and the other Loan Documents to which such Loan Party is a party;

3.04. such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party's Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

3.05. an opinion of counsel to each Loan Party in form and substance reasonably satisfactory to the Administrative Agent; and

3.06. an upfront amendment fee of paid to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an upfront fee in an aggregate amount of $75,000 for the credit facility committed by the Lenders under this Agreement and are fully earned on the date paid, which is solely for the account of the respective Lenders and is nonrefundable for any reason whatsoever;

3.07. unless waived by the Administrative Agent, evidence of the payment to the Administrative Agent in immediately available funds of all Attorney Costs of the Administrative Agent (directly to such counsel if requested by the Administrative Agent) and expenses of the Administrative Agent to the extent theretofore invoiced; and

3.08. such other documents as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

ARTICLE IV
GENERAL

4.01. As amended or modified by this Amendment, the Loan Documents shall remain in full force and effect. References to the Credit Agreement in any of the Loan Documents shall be deemed to include a reference to the Credit Agreement as amended or modified hereby, whether or not reference is made to this Amendment. Section headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

4.02. This Amendment may be executed in any number of counterparts (each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument).

4.03. The Borrower agrees to pay to or reimburse the Administrative Agent, upon demand, for all reasonable costs and expenses incurred (including legal expenses) in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

4.04. All obligations of the Borrower and rights of the Administrative Agent and the Lenders, that are expressed herein, shall be in addition to and not in limitation to those provided by applicable law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois, without giving effect to principles of conflicts of laws. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

4.05. The Borrower acknowledges and agrees that the execution and delivery by the Administrative Agent and the Required Lenders of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Lenders to forbear or execute similar amendments under the same or similar circumstances in the future.

4.06. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

4.07. This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supercedes all prior drafts and communications with respect hereto. This Amendment may not be amended except in accordance with the provisions of Section 10.1 of the Credit Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each parties hereto have caused this Agreement to be duly executed as of the date first above written.
METHODE ELECTRONICS, INC.

By:        /s/     Douglas A. Koman
Name: Douglas A. Koman
Title: Chief Financial Officer and
Vice President, Corporate Finance

BANK OF AMERICA, N.A., as
Administrative Agent

By:        /s/     Denise Jones
Name: Denise Jones
Title: Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, and L/C
Issuer

By:        /s/     Jonathan M. Phillips
Name: Jonathan M. Phillips
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION., as a Lender
By:        /s/     Edmund Lester
Name: Edmund Lester
Title: Senior Vice President